Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-92053, 33-2171, 33-17848 (Post-Effective Amendment No. 1), 33-33803, 33-33807, 33-39323, 33-36911, 33-45176, 33-45231, 33-45233, 33-56952, 33-58708, 33-72158, 033-55265 (Post-Effective Amendment No. 1), 033-60379, 033-63547, 333-11639, 333-15923, 333-29099, 333-70459, 333-74371, 333-34726, 333-44508, 333-50992, 333-59504, 333-64988, 333-76764, 333-109983, 333-122441, 333-129785 and 333-134610 of 3Com Corporation on Form S-8 of our reports dated August 11, 2006, relating to the financial statements and financial statement schedule of 3Com Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of 3Com Corporation for the year ended June 2, 2006.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 11, 2006